Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Pettitt
Under Armour, Inc.
Tel: 410.454.6578
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 20% TOP LINE GROWTH FOR THE FULL YEAR WITH 3% GROWTH FOR THE FOURTH QUARTER

•	Fourth Quarter Net Revenues Increased 2.5% to $179.3 Million; Diluted EPS of $0.17
•	Fourth Quarter Direct-to-Consumer Net Revenues Increased 47.4%
•	Full Year Net Revenues Increased 19.6% to $725.2 Million; Diluted EPS of $0.77
•	Company Announces New $180 Million Credit Facility
•	Company Launching into Multi-Billion Dollar Running Footwear Market on January 31, 2009

Baltimore, MD (January 29, 2009) – Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter and year ended December 31, 2008. Net revenues increased 2.5% in the fourth quarter of 2008 to $179.3 million compared with net revenues of $174.8 million in the fourth quarter of 2007. Diluted earnings per share for the fourth quarter of 2008 was $0.17 on weighted average common shares outstanding of 49.8 million compared with $0.34 per share on weighted average common shares outstanding of 50.0 million in the fourth quarter of the prior year. On January 14, 2009, the Company announced preliminary financial results for the fourth quarter of 2008 of $179 million to $180 million for net revenues and diluted earnings per share in the range of $0.16 to $0.18.

Fourth quarter apparel net revenues were impacted by a slowdown in the U.S. wholesale business primarily due to lower levels of at-once orders and increased cancellations and returns on a year-over-year basis. Net revenues in the direct-to-consumer channel grew 47.4% during the fourth quarter, helping to offset the impact of the wholesale channel.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “In a retail environment marked by heavy promotional levels, we have preserved our brand and pricing integrity and continue to be one of the top performing brands in our distribution. As a thought leader in the performance category, our job remains to drive consumer excitement through product innovation and great story-telling. As a company, our challenge is to continue to drive these efforts while planning our business more prudently and managing costs effectively.”

For the fourth quarter, operating income totaled $22.9 million compared with $28.3 million in the prior year’s period. Gross margin for the fourth quarter of 2008 was 50.7% compared with 52.0% in the prior year’s quarter due to several factors including the higher proportion of lower gross margin footwear sales. Selling, general and administrative expenses were $68.1 million in the fourth quarter of 2008 compared with $62.6 million in the prior year. The increase was primarily driven by costs incurred as a result of the continued expansion of the direct-to-consumer channel. Marketing expense for the fourth quarter of 2008 was 11.0% of net revenues versus 11.2% in the prior year’s period.

Review of Full Year Operating Results

Net revenues for the year increased 19.6% to $725.2 million from $606.6 million in 2007. Diluted earnings per share for the full year was $0.77 on weighted average common shares outstanding of 49.9 million compared with $1.05 per share on weighted average common shares outstanding of 50.0 million in 2007.

Operating income for the year totaled $76.9 million compared with $86.3 million in 2007. Gross margin for 2008 was 48.9% compared with 50.3% in the prior year primarily due to the higher proportion of footwear net revenues in 2008. Driven by the Company’s successful launch into Performance Training Footwear, footwear net revenues increased 107.6% to $84.8 million in 2008 compared with $40.9 million in 2007. Selling, general and administrative expenses were $278.0 million for 2008 compared with $218.8 million in the prior year. Marketing expenses increased $23.7 million in 2008 and was 13.1% of net revenues compared with 11.7% in 2007. The Company had previously anticipated marketing expenses to be at the high-end of the range of 12% to 13% of net revenues for 2008.

Primarily due to the negative impact of foreign currency exchange rates, net other expense for 2008 was $7.0 million compared with net other income of $2.8 million in 2007. The Company has expanded its hedging strategy to reduce exposure to foreign currency exchange risk in 2009. The effective income tax rate increased from 41.0% in 2007 to 45.3% in 2008. The resulting net income for the year totaled $38.2 million compared with $52.6 million in 2007.

Mr. Plank concluded, “2008 was a year marked by several important milestones for our company. We made key additions to our management team, including the hiring of David McCreight as President and the appointment of Wayne Marino as COO. We continued our investments in infrastructure, people, and processes to build our operational platform for growth. For our launch into non-cleated footwear, we reinvented the category of Performance Training and proved our ability to bring athletes someplace new and generate excitement at retail.”

“This Saturday, we enter the next major chapter of our growth story with the launch of Under Armour Running Footwear. Our investments in this category began years ago. Being a growth company requires a vision of what the brand can achieve and a willingness to invest in that strategy. Our team is focused on prioritizing investments in the areas that can generate the greatest long-term value for our shareholders.”

Balance Sheet Highlights

Cash and cash equivalents were $102.0 million at December 31, 2008 compared with $40.6 million at December 31, 2007. The Company had $25.0 million in borrowings outstanding under its $100 million revolving credit facility at December 31, 2008. Inventory at year-end, which included approximately $15 million of running footwear to support the product launch on January 31, 2009, increased 9.7% to $182.2 million compared with $166.1 million at December 31, 2007.

New Revolving Credit Facility

The Company announced today that it has entered into a new three-year revolving credit facility with PNC Bank as the lead arranger. The new facility provides for an initial commitment of $180 million and replaces the existing $100 million facility.

Brad Dickerson, Chief Financial Officer of Under Armour, Inc., stated, “Although our cash position is strong, our new credit facility strengthens our banking syndicate and increases our access to capital. Our ability to arrange this facility in the current environment is a testament to the strength of our brand and our balance sheet.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, January 29th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Year Ended December 31, 2008 and 2007

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 12/31/08	% of Net Revenues	Quarter Ended 12/31/07	% of Net Revenues	Year Ended 12/31/08	% of Net Revenues	Year Ended 12/31/07	% of Net Revenues
Net revenues	$179,279	100.0%	$174,838	100.0%	$725,244	100.0%	$606,561	100.0%
Cost of goods sold	88,337	49.3%	83,991	48.0%	370,296	51.1%	301,517	49.7%

Gross profit	90,942	50.7%	90,847	52.0%	354,948	48.9%	305,044	50.3%
Operating expenses
Selling, general and administrative expenses	68,069	37.9%	62,593	35.8%	278,023	38.3%	218,779	36.1%

Income from operations	22,873	12.8%	28,254	16.2%	76,925	10.6%	86,265	14.2%
Other income (expense), net	(5,013)	(2.8%)	(90)	(0.1%)	(7,025)	(1.0%)	2,778	0.5%

Income before income taxes	17,860	10.0%	28,164	16.1%	69,900	9.6%	89,043	14.7%
Provision for income taxes	9,539	5.4%	11,289	6.4%	31,671	4.3%	36,485	6.0%

Net income	$8,321	4.6%	$16,875	9.7%	$38,229	5.3%	$52,558	8.7%

Net income available per common share
Basic	$0.17		$0.35		$0.79		$1.09
Diluted	$0.17		$0.34		$0.77		$1.05

Weighted average common shares outstanding
Basic	48,691		48,307		48,569		48,021
Diluted	49,834		50,049		49,890		49,959

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 12/31/08	Quarter Ended 12/31/07	% Change	Year Ended 12/31/08	Year Ended 12/31/07	% Change
Men’s	$102,961	$105,721	(2.6%)	$382,066	$348,150	9.7%
Women’s	35,679	33,206	7.4%	140,772	115,867	21.5%
Youth	13,767	13,775	(0.1%)	56,049	48,596	15.3%

Total apparel	152,407	152,702	(0.2%)	578,887	512,613	12.9%
Footwear	9,219	6,792	35.7%	84,848	40,878	107.6%
Accessories	9,283	9,044	2.6%	31,547	29,054	8.6%

Total net sales	170,909	168,538	1.4%	695,282	582,545	19.4%
Licensing revenues	8,370	6,300	32.9%	29,962	24,016	24.8%

Total net revenues	$179,279	$174,838	2.5%	$725,244	$606,561	19.6%

Under Armour, Inc.

As of December 31, 2008 and 2007

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/08	As of 12/31/07
Assets
Cash and cash equivalents	$102,042	$40,588
Accounts receivable, net	81,302	93,515
Inventories	182,232	166,082
Prepaid expenses, income taxes receivable and other current assets	18,023	11,642
Deferred income taxes	12,824	10,418

Total current assets	396,423	322,245

Property and equipment, net	73,548	52,332
Intangible assets, net	5,470	6,470
Deferred income taxes	8,687	8,173
Other non-current assets	3,427	1,393

Total assets	$487,555	$390,613

Liabilities and Stockholders’ Equity
Revolving credit facility	$25,000	$—
Accounts payable, income taxes payable and accrued expenses	100,417	91,123
Current maturities of long term debt	7,433	4,576
Deferred income taxes	260	—

Total current liabilities	133,110	95,699

Long term debt, net of current maturities	13,158	9,756
Other long term liabilities	10,190	4,673

Total liabilities	156,458	110,128

Total stockholders’ equity	331,097	280,485

Total liabilities and stockholders’ equity	$487,555	$390,613